Exhibit 99.1

Alpha Natural Resources, Inc.
FOR IMMEDIATE RELEASE

Alpha Natural Resources Announces
Results for First Quarter 2015

•	First quarter 2015 revenue was $0.8 billion and Adjusted EBITDA loss was $34 million

•	Successfully executed a liability management transaction, lowering gross debt outstanding by $379 million and cash interest expense by $21 million annually

•
Aggressive cost reduction effort ahead of plan with anticipated annual savings in excess of $60-75 million once fully implemented; lowering SG&A guidance by $5 million to $95-$115 million and capex by $25 million to $200-$250 million

•	Total liquidity at quarter-end of approximately $1.9 billion, including more than $1.0 billion in cash and investments

BRISTOL, Va., April 30, 2015-Alpha Natural Resources, Inc. (NYSE: ANR), a leading U.S. coal supplier, reported a first quarter 2015 net income of $68 million or $0.30 per diluted share, compared with a net loss of $56 million or $0.25 per diluted share in the first quarter of 2014. The first quarter net income includes a $364 million gain on early extinguishment of debt. Excluding the items described in “Reconciliation of Net Income (Loss) to Adjusted Net Income (Loss),” the first quarter 2015 adjusted net loss was $176 million or $0.79 per diluted share compared with adjusted net income of $15 million or $0.07 per diluted share in the first quarter of 2014.

Excluding the items described in “Reconciliation of Net Income (Loss) to Adjusted EBITDA,” the first quarter 2015 Adjusted EBITDA loss was $34 million compared with Adjusted EBITDA of $289 million in the first quarter of 2014.

Quarterly Financial & Operating Highlights
(millions, except per-share and per ton amounts)

	Q1 2015	Q4 2014	Q1 2014
Coal revenues	$726.1	$931.5	$952.8
Net income (loss)	$68.2	($121.7)	($55.7)
Net income (loss) per diluted share	$0.30	($0.55)	($0.25)
Adjusted net income (loss) [1]	($175.7)	($111.6)	$15.5
Adjusted net income (loss) per diluted share [1]	($0.79)	($0.50)	$0.07
Adjusted EBITDA [1]	($33.6)	$102.6	$289.1
Tons of coal sold	19.5	22.0	21.4
Weighted average coal margin per ton of reportable segments	($0.42)	$6.59	$3.21
Adjusted weighted average coal margin per ton of reportable segments [1]	$0.12	$5.48	$3.23

1.
These are non-GAAP financial measures. A reconciliation of net income (loss) to adjusted net income (loss), adjusted EBITDA, and cost of coal sales per ton to adjusted cost of coal sales per ton are included in tables accompanying the financial schedules. Adjusted weighted average coal margin per ton of reportable segments is defined as the weighted average total sales realization per ton, less the adjusted weighted average cost of coal sales per ton of reportable segments.

“As all participants in the industry are acutely aware, we are more than two years into a prolonged coal market downturn,” said Kevin Crutchfield, chairman and CEO. “In order to mitigate the negative impacts of these market conditions on our business, we continue to take proactive steps to reduce costs, maximize efficiency and manage our balance sheet.”

“In the first quarter we idled additional mines to further adjust our cost structure, and we expect to take further actions to optimize our mine portfolio and reduce overhead costs in order to achieve, and potentially exceed, our target of annualized savings in the $60-75 million range when these actions are fully implemented. These idlings, as well as weaker overall met pricing, longwall panel development work at Emerald, and difficult weather, all contributed to a loss this past quarter on an Adjusted EBITDA basis.”

“As part of our continued prudent approach to balance sheet management, we successfully executed an attractive liability management transaction that reduced our overall gross debt outstanding by approximately 10% and reduced our annual cash interest expense by $21 million.”

Financial Performance

•
Total revenues in the first quarter of 2015 were $0.8 billion compared with $1.1 billion in the first quarter of 2014, and coal revenues were $0.7 billion, down from $1.0 billion in the year-ago period. The decrease in coal revenues was attributable to lower average realizations in all regions and fewer tons sold in the East, mainly due to weather, resulting in reduced shipments and coal revenue by approximately one million tons and more than $50 million, respectively. Freight and handling revenues and other revenues were $100 million and $16 million, respectively, during the first quarter of 2015, versus $134 million and $25 million, respectively, in the first quarter of 2014.

During the first quarter of 2015, metallurgical coal shipments were 4.0 million tons, compared with 4.4 million tons in the first quarter of 2014 and 4.9 million tons in the fourth quarter of 2014. Alpha shipped 10.0 million tons of Powder River Basin (PRB) coal during the quarter, compared with 9.4 million tons in the year-ago period and 9.8 million tons in the prior quarter. Eastern steam coal shipments were 5.5 million tons, compared with 7.6 million tons in the year-ago period and 7.3 million tons in the prior quarter. The average per ton realization on metallurgical coal shipments in the first quarter was $76.75, down from $89.99 in the first quarter last year and down from $83.43 in the prior quarter. The average per-ton realization for PRB shipments was $11.55, compared with $12.26 in the first quarter last year and $12.02 in the prior quarter. The per-ton average realization for Eastern steam coal shipments was $55.20, compared with $58.25 in the year-ago period and $55.47 in the prior quarter.

•
Total costs and expenses during the first quarter of 2015 were $1.1 billion, compared with $1.3 billion in the first quarter of 2014 and $1.2 billion in the prior quarter. Cost of coal sales was $0.8 billion, compared with $0.9 billion in the year-ago period and $0.8 billion in the prior quarter. The cost of coal sales in the East during the first quarter of 2015 averaged $66.45 per ton, compared with $65.76 in the first quarter last year and $55.55 in the prior quarter. Excluding $1.10 per ton in merger-related expenses, the adjusted cost of coal sales in the East averaged $65.35 per ton, compared with $65.73 in the first quarter last year, which excluded $0.03 per ton merger-related expenses, and $57.55 in the fourth quarter of 2014, which excluded a $2.71 per ton benefit from immaterial corrections of prior period asset retirement obligations, $0.63 per ton merger-related expenses and $0.08 per ton employee benefit related expenses. Fourth quarter 2014 Eastern adjusted cost of coal sales per ton benefitted approximately $5 per ton from gains on asset disposals and a net benefit from various liability adjustments. The cost of coal sales per ton for Alpha Coal West’s PRB mines was $10.38 during the first quarter of 2015, compared with $10.23 in the first quarter of 2014 and $11.16 in the prior quarter.

•
Selling, general and administrative (SG&A) expense in the first quarter of 2015 was $25 million, compared with SG&A expense of $41 million in the first quarter of 2014 and $32 million in the prior quarter. Depreciation, depletion and amortization decreased to $158 million during the first quarter of 2015 from $200 million in the year-ago period.

•
Alpha recorded net income of $68 million, or $0.30 per diluted share, during the first quarter of 2015, compared with a net loss of $56 million, or $0.25 per diluted share, during the first quarter of 2014.

Excluding the items described in our “Reconciliation of Net Income (Loss) to Adjusted Net Income (Loss),” the first quarter 2015 adjusted net loss was $176 million, or $0.79 per diluted share, compared with adjusted net income of $15 million, or $0.07 per diluted share, in the first quarter of 2014.

•
Excluding the items described in the “Reconciliation of Net Income (Loss) to Adjusted EBITDA,” Adjusted EBITDA loss was $34 million in the first quarter of 2015, compared with Adjusted EBITDA of $289 million in the first quarter of 2014. First quarter 2014 Adjusted EBITDA includes an approximately $250 million gain from the Rice Energy transaction.

Liquidity and Capital Resources

Cash used in operating activities for the quarter ended March 31, 2015 was $60 million, compared with cash used in operating activities of $54 million for the first quarter of 2014. Capital expenditures for the first quarter of 2015 were $30 million, compared with $40 million in the first quarter of 2014.

As of the end of the first quarter of 2015, Alpha had total liquidity of approximately $1.9 billion, consisting of cash, cash equivalents and investments of more than $1.0 billion, which includes approximately 6.0 million shares of Rice Energy valued at approximately $132 million, and more than $0.8 billion available under the Company’s secured credit and accounts receivable securitization facilities. Total long-term debt, net of debt discounts and deferred debt issuance costs, and including the current portion of long-term debt as of March 31, 2015, was approximately $3.3 billion, including approximately $154 million of senior convertible notes maturing in 2015.

During the first quarter, Alpha effectively used approximately $117 million in cash and issued approximately $214 million second lien notes to repurchase $593 million in principal amount of unsecured notes, reducing gross debt outstanding by $379 million.

Subsequent to the first quarter Alpha retired the remaining 2.375% 2015 convertibles notes, totaling $44 million.

Market Overview

Metallurgical Coal

Although the second quarter Asian metallurgical coal benchmark declined further to $109.50 per tonne from $117.00 for the first quarter, the impact thus far on European pricing has been more limited, with pricing typically more favorable than in Asian markets. India has exhibited strong import volumes with March year-to-date metallurgical coal imports up more than 50% to 12.3 million tonnes, surpassing China as the second largest importer. Unfortunately market conditions remain very difficult, notably in the U.S. where steel capacity utilization rates have declined to 72% from 77% a year ago, and in China, where GDP growth slowed to 7.0 percent in the first quarter, the lowest rate since the first quarter of 2009 and the effects of recent stimulus are yet to take hold. March year-to-date metallurgical Chinese coal imports declined 16% to 10.9 million tonnes compared with the first quarter of 2014. March imports declined to 2.9 million tonnes from 4.0 million tonnes in February.

Lower benchmarks and declining spot prices have created a challenging market for U.S. coal companies in the Eastern Mediterranean and India, while Australian and Canadian producers continue to benefit from a strong U.S. dollar.

Global steel demand growth has slowed over the past six months. According to the April 2015 World Steel Association (WSA) the global apparent steel usage (ASU) growth forecast for 2015 is 0.5% compared with the October 2014 forecast of 2.0%, with the Chinese ASU growth rate forecast declining to -0.5% from 0.8%. The European steel usage growth rate forecast remains solid at 2.1%, while NAFTA’s growth forecast was reduced to a decline of 0.9%. According to WSA, global steel production declined 2.7% for March, with year-to-date production declining 1.8%.

So far, announced, but not fully implemented global production cuts of nearly 30 million tonnes have not resulted in improved pricing. Given the current state of demand, Alpha believes additional cuts are likely throughout 2015.

Thermal Coal

Overall thermal markets in the US continue to be weak coming out of the winter burn season, with pricing having declined over the first quarter across all production regions. Natural gas remains a reason with pricing nearly 50% below year ago levels as storage levels nearly doubled to 1.6 trillion cubic feet from approximately 900 billion cubic feet a year ago. PRB has experienced further pricing pressure since mid-February. Though pricing remains unattractive, recently Alpha has seen a seasonal uptick in RFP activity in the PRB.

In Northern Appalachia, prices have softened further by roughly $5 a ton since the company’s earnings call in February, and are now in the lower $40s per ton for spot and mid-$40s per ton for calendar year 2016 contracts. Increased production in NAPP, as well as in the Illinois basin, continues to put pressure on NAPP pricing, and since mid-February natural gas prices have declined an incremental 10% to approximately $2.50 per mmBtu with large basin differentials.

In Central Appalachia, prices are relatively flat over the last two months, but have declined sharply since the end of October to the mid-to upper $40s per ton, down almost $10. Natural gas storage levels nearly doubled versus a year ago with prices down to roughly $2.60 per mmBtu from approximately $4.70 a year ago. RFP activity continues to be very slow, with utilities generally preferring shorter term contracts or spot deals.

In the thermal seaborne market, spot API2 pricing is down $5 per tonne since mid-February to $59 per tonne, which remains well below breakeven for all U.S. producers. While the strengthening U.S. dollar has helped producers in Colombia and South Africa, the market conditions are difficult for all coal producers.

2015 Outlook

Alpha maintains its 2015 shipment guidance range of 69 to 80 million tons, including 14 to 17 million tons of Eastern metallurgical coal, 19 to 23 million tons of Eastern steam coal, and 36 to 40 million tons of Western steam coal. As of April 16, 2015, 75% of the midpoint of anticipated 2015 metallurgical coal shipments was committed and priced at an average expected per ton realization of $78.67. Based on the midpoint of guidance, 87% of anticipated 2015 Eastern steam coal shipments were committed and priced at an average expected per ton realization of $54.81, and 100% of the midpoint of anticipated 2015 PRB shipments was committed and priced at an average expected per ton realization of $11.40. Alpha’s 2015 guidance for its Eastern adjusted cost of coal sales per ton remains $58.00 to $64.00, while Western adjusted cost of coal sales per ton is unchanged at a range of $10.00 and $11.00. Capital expenditures for 2015 are now expected to be between $200 million to $250 million, while SG&A guidance, which excludes merger related expenses, is now $95 million to $115 million. Depreciation, depletion and amortization for 2015 is expected to be between $650 and $750 million. We expect 2015 interest expense and cash paid for interest to be between $290 million and $310 million and $230 million and $240 million, respectively.

Guidance
(in millions, except per ton and percentage amounts)

2015
Average per Ton Sales Realization on Committed and Priced Coal Shipments [1,2,3]
West	$11.40
Eastern Steam	$54.81
Eastern Metallurgical	$78.67
Coal Shipments (tons) [3]	69 - 80
West	36 - 40
Eastern Steam	19 - 23
Eastern Metallurgical	14 - 17
Committed and Priced (%) [3,4]	92%
West	100%
Eastern Steam	87%
Eastern Metallurgical	75%
Committed and Unpriced (%) [3,4]	2%
West	0%
Eastern Steam	5%
Eastern Metallurgical	3%
West - Adjusted Cost of Coal Sales per Ton [5,6]	$10.00 - $11.00
East - Adjusted Cost of Coal Sales per Ton [5,6]	$58.00 - $64.00
Selling, General & Administrative Expense [5]	$95 - $115
Depletion, Depreciation & Amortization	$650 - $750
Interest Expense	$290 - $310
Cash Paid for Interest	$230 - $240
Capital Expenditures [7]	$200 - $250
Notes:

1.	Based on committed and priced coal shipments as of April 16, 2015.

2.
Actual average per ton realizations on committed and priced tons recognized in future periods may vary based on actual freight expense in future periods relative to assumed freight expense embedded in projected average per ton realizations.

3.	Contain estimates of future coal shipments based upon contract terms and anticipated delivery schedules. Actual coal shipments may vary from these estimates.

4.	As of April 16, 2015, compared with the midpoint of shipment guidance range.

5.	Actual results may be adjusted for various items, such as merger-related expenses, that cannot reasonably be predicted.

6.
Cost coal sales by segment divided by tons sold. Tons sold in the East consist of Eastern steam and metallurgical tons. The company’s All Other category has no sales or production and therefore has not been presented separately above.

7.	Includes the last of five annual bonus bid payments on the Federal Lease by Application for the Belle Ayr mine of $42 million.

About Alpha Natural Resources
Alpha Natural Resources is one of the largest and most regionally diversified coal suppliers in the United States. With affiliate mining operations in Virginia, West Virginia, Kentucky, Pennsylvania and Wyoming, Alpha supplies metallurgical coal to the steel industry and thermal coal to generate power to customers on five continents.  Consistent with its Running Right process, Alpha is committed to being a leader in mine safety and an environmental steward in the communities where its affiliates operate. For more information, visit Alpha’s website at www.alphanr.com.

Forward Looking Statements
This news release includes forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on Alpha's expectations and beliefs concerning future events and involve risks and uncertainties that may cause actual results to differ materially from current expectations. These factors are difficult to predict accurately and may be beyond Alpha's control. The following factors are among those that may cause actual results to differ materially from our forward-looking statements:

•	our liquidity, results of operations and financial condition;

•	sustained depressed levels or further declines in coal prices;

•	worldwide market demand for coal, electricity and steel, including demand for U.S. coal exports;

•	utilities switching to alternative energy sources such as natural gas, renewables and coal from basins where we do not operate;

•	reductions or increases in customer coal inventories and the timing of those changes;

•	our production capabilities and costs;

•	inherent risks of coal mining beyond our control, and our ability to utilize our coal assets fully and replace reserves as they are depleted;

•
changes in environmental laws and regulations, including those directly affecting our coal mining and production, and those affecting our customers' coal usage, including potential climate change initiatives;

•	changes in safety and health laws and regulations and their implementation, and the ability to comply with those changes;

•	competition in coal markets;

•	future legislation, regulatory and court decisions and changes in regulations, governmental policies or taxes or changes in interpretation thereof;

•	global economic, capital market or political conditions, including a prolonged economic downturn in the markets in which we operate and disruptions in worldwide financial markets;

•	the outcome of pending or potential litigation or governmental investigations;

•	our relationships with, and other conditions affecting, our customers, including the inability to collect payments from our customers if their creditworthiness declines;

•	changes in, renewal or acquisition of, terms of and performance of customers under coal supply arrangements and the refusal by our customers to receive coal under agreed contract terms;

•	our ability to obtain, maintain or renew any necessary permits or rights, and our ability to mine properties due to defects in title on leasehold interests;

•	attracting and retaining key personnel and other employee workforce factors, such as labor relations;

•	the geological characteristics of the Powder River Basin, Central and Northern Appalachian coal reserves;

•	funding for and changes in postretirement benefit obligations, pension obligations, including multi-employer pension plans, and federal and state black lung obligations;

•	cybersecurity attacks or failures, threats to physical security, extreme weather conditions or other natural disasters;

•	increased costs and obligations potentially arising from the Patient Protection and Affordable Care Act;

•	reclamation and mine closure obligations;

•	our assumptions concerning economically recoverable coal reserve estimates;

•	our ability to negotiate new United Mine Workers of America ("UMWA") wage agreements on terms acceptable to us, increased unionization of our workforce in the future, and any strikes by our workforce;

•	disruptions in delivery or changes in pricing from third party vendors of key equipment and materials that are necessary for our operations, such as diesel fuel, steel products, explosives and tires;

•	inflationary pressures on supplies and labor and significant or rapid increases in commodity prices;

•	railroad, barge, truck and other transportation availability, performance and costs;

•	disruption in third party coal supplies;

•
our ability to integrate successfully operations that we may acquire, invest or develop in the future, or the risk that any such integration could be more difficult, time-consuming or costly than expected;

•	the consummation of financing or refinancing transactions, acquisitions or dispositions and the related effects on our business and financial position;

•	indemnification of certain obligations not being met;

•	long-lived asset impairment charges;

•	fair value of derivative instruments not accounted for as hedges that are being marked to market;

•	our substantial indebtedness and potential future indebtedness;

•	our ability to generate sufficient cash or obtain financing to fund our business operations;

•	restrictive covenants and other terms in our secured credit facility and the indentures governing our outstanding debt securities;

•	our ability to obtain or renew surety bonds on acceptable terms or maintain self-bonding status;

•	certain terms of our outstanding debt securities, including conversions of some of our convertible senior debt securities, that may adversely impact our liquidity;

•	our ability to satisfy listing requirement for our equity securities; and

•
other factors, including the other factors discussed in the "Management's Discussion and Analysis of Financial Condition and Results of Operations", and "Risk Factors" sections of our Annual Report on Form 10-K for the year ended December 31, 2014.

These and other risks and uncertainties are discussed in greater detail in Alpha's Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and other documents filed with the Securities and Exchange Commission.  Forward-looking statements in this news release or elsewhere speak only as of the date made.  New uncertainties and risks arise from time to time, and it is impossible for Alpha to predict these events or how they may affect the Company.  Alpha has no duty to, and does not intend to, update or revise the forward-looking statements in this news release after the date it is issued.  In light of these risks and uncertainties, investors should keep in mind that the results, events or developments disclosed in any forward-looking statement made in this news release may not occur.

Investor Contact
Alex Rotonen, CFA
Vice President, Investor Relations
276-739-4144
arotonen@alphanr.com

Media Contact
Steve Hawkins
Director, Media Relations
276-285-2037
shawkins@alphanr.com

FINANCIAL TABLES FOLLOW

Use of Non-GAAP Measures
In addition to the results prepared in accordance with generally accepted accounting principles in the United States (GAAP) provided throughout this press release, Alpha has presented the following non-GAAP financial measures, which management uses to gauge operating performance: Adjusted EBITDA, adjusted net income (loss), adjusted diluted income (loss) per common share, adjusted cost of coal sales per ton, weighted average cost of coal sales per ton of reportable segments, adjusted weighted average cost of coal sales per ton of reportable segments, weighted average coal margin per ton of reportable segments, and adjusted weighted average coal margin per ton of reportable segments.   These non-GAAP financial measures exclude various items detailed in the attached “Reconciliation of Net Income (Loss) to Adjusted EBITDA” and “Reconciliation of Net Income (Loss) to Adjusted Net Income (Loss).”

The definition of these non-GAAP measures may be changed periodically by management to adjust for significant items important to an understanding of operating trends.  These measures are not intended to replace financial performance measures determined in accordance with GAAP. Rather, they are presented as supplemental measures of the Company’s performance that management finds useful in assessing the company’s financial performance and believes are useful to securities analysts, investors and others in assessing the Company’s performance over time.  Moreover, these measures are not calculated identically by all companies and therefore may not be comparable to similarly titled measures used by other companies.

Alpha Natural Resources, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(In Thousands Except Shares and Per Share Data)
(Unaudited)

	Three Months Ended March 31,
	2015	2014
Revenues:
Coal revenues	$726,067	$952,820
Freight and handling revenues	100,159	134,202
Other revenues	15,763	24,751
Total revenues	841,989	1,111,773

Costs and expenses:
Cost of coal sales (exclusive of items shown separately below)	751,324	896,584
Freight and handling costs	100,159	134,202
Other expenses	4,985	15,194
Depreciation, depletion and amortization	158,431	200,295
Amortization of acquired intangibles, net	12,445	9,279
Selling, general and administrative expenses (exclusive of depreciation,
depletion and amortization shown separately above)	24,962	41,197
Asset impairment and restructuring	4,120	9,499
Total costs and expenses	1,056,426	1,306,250

Loss from operations	(214,437)	(194,477)

Other income (expense):
Interest expense	(76,706)	(64,962)
Interest income	660	616
Gain (loss) on early extinguishment of debt	364,153	(1,804)
Gain on sale of equity method investment	—	250,331
Miscellaneous (expense) income, net	(470)	1,156
Total other income, net	287,637	185,337

Income (loss) before income taxes	73,200	(9,140)
Income tax expense	(4,989)	(46,558)
Net income (loss)	$68,211	$(55,698)

Income (loss) per common share:
Basic income (loss) per common share:	$0.31	$(0.25)
Diluted income (loss) per common share:	$0.30	$(0.25)

Weighted average shares outstanding:
Weighted average shares--basic	221,784,821	221,154,062
Weighted average shares--diluted	223,855,324	221,154,062

This information is intended to be reviewed in conjunction with the company's filings with the U.S. Securities and Exchange Commission.

Alpha Natural Resources, Inc. and Subsidiaries
Supplemental Sales, Operations and Financial Data
(In Thousands, Except Per Ton and Percentage Data)
(Unaudited)

	Three Months Ended
	March 31, 2015	December 31, 2014	March 31, 2014

Tons sold (1):
Powder River Basin	10,019	9,829	9,447
Eastern steam	5,454	7,256	7,585
Eastern metallurgical	4,030	4,925	4,391
Total	19,503	22,010	21,423

Average realized price per ton sold (2)(7):
Powder River Basin	$11.55	$12.02	$12.26
Eastern steam	$55.20	$55.47	$58.25
Eastern metallurgical	$76.75	$83.43	$89.99
Weighted average total	$37.23	$42.32	$44.48

Coal revenues:
Powder River Basin	$115,687	$118,152	$115,785
Eastern steam	301,042	402,531	441,861
Eastern metallurgical	309,338	410,852	395,174
Total coal revenues	$726,067	$931,535	$952,820

Cost of coal sales:
Powder River Basin	$104,023	$109,705	$96,629
East (4)	630,211	676,702	787,537
All Other Category	17,090	5,138	12,418
Total cost of coal sales	$751,324	$791,545	$896,584

Adjusted cost of coal sales per ton (3)(7)(8):
Powder River Basin	$10.38	$11.16	$10.23
East (4)	$65.35	$57.55	$65.73
Adjusted weighted average of reportable segments	$37.11	$36.84	$41.25

Adjusted weighted average coal margin per ton of reportable segments (9)	$0.12	$5.48	$3.23
Adjusted weighted average coal margin percentage of reportable segments (10)	0.3%	12.9%	7.3%

Cost of coal sales per ton (3)(7):
Powder River Basin	$10.38	$11.16	$10.23
East (4)	$66.45	$55.55	$65.76
Weighted average of reportable segments	$37.65	$35.73	$41.27

Weighted average coal margin per ton of reportable segments (5)	$(0.42)	$6.59	$3.21
Weighted average coal margin percentage of reportable segments (6)	(1.1)%	15.6%	7.2%

Net cash used in operating activities	$(59,784)	$(30,711)	$(53,961)
Capital expenditures (11)	$29,619	$98,994	$39,718

(1) Stated in thousands of short tons.
(2) Coal revenues divided by tons sold. This statistic is stated as free on board (FOB) at the processing plant.
(3) Cost of coal sales by segment divided by tons sold. Tons sold in the East consist of eastern steam and metallurgical tons. The Company's All Other Category has no sales or production and therefore has not been presented above separately.

(4) East includes the Company's operations in Central Appalachia (CAPP) and Northern Appalachia (NAPP).
(5) Weighted average total sales realization per ton less weighted average cost of coal sales per ton of reportable segments.
(6) Weighted average coal margin per ton of reportable segments divided by weighted average total sales realization per ton.
(7) Amounts per ton calculated based on unrounded revenues, cost of coal sales and tons sold.

(8) For the three months ended March 31, 2015, December 31, 2014, and March 31, 2014, adjusted cost of coal sales per ton for East includes adjustments to exclude the impact of certain charges set forth in the table below:

	Three months ended
	March 31, 2015	December 31, 2014	March 31, 2014
Cost of coal sales per ton-East	$66.45	$55.55	$65.76
Impact of asset retirement obligation correction	—	2.71	—
Impact of employee benefit related expenses	—	(0.08)	—
Impact of merger-related expenses	(1.10)	(0.63)	(0.03)
Adjusted cost of coal sales per ton-East	$65.35	$57.55	$65.73

(9) Weighted average total sales realization per ton less adjusted weighted average cost of coal sales per ton of reportable segments.
(10) Adjusted weighted average coal margin per ton of reportable segments divided by weighted average total sales realization per ton.
(11) For the three months ended December 31, 2014, capital expenditures includes the annual bonus bid payment(s) on the Federal Lease by Application.

This information is intended to be reviewed in conjunction with the company's filings with the U.S. Securities and Exchange Commission.

Alpha Natural Resources, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets and Supplemental Liquidity Data
(In Thousands)
(Unaudited)

	March 31, 2015	December 31, 2014 (1)

Cash and cash equivalents	$476,295	$741,186
Trade accounts receivable, net	249,266	314,015
Inventories, net	244,563	237,945
Short-term investments	421,128	405,169
Prepaid expenses and other current assets	169,299	177,999
Total current assets	1,560,551	1,876,314
Property, equipment and mine development costs, net	1,343,649	1,425,667
Owned and leased mineral rights and land, net	6,861,668	6,916,307
Long-term investments	131,597	126,820
Other non-current assets	271,982	294,358
Total assets	$10,169,447	$10,639,466

Current portion of long-term debt	$176,795	$178,251
Trade accounts payable	203,276	216,098
Accrued expenses and other current liabilities	563,842	615,200
Total current liabilities	943,913	1,009,549
Long-term debt	3,142,018	3,622,837
Pension and postretirement medical benefit obligations	1,240,164	1,236,986
Asset retirement obligations	551,828	538,008
Deferred income taxes	772,410	773,466
Other non-current liabilities	460,728	471,820
Total liabilities	7,111,061	7,652,666

Total stockholders' equity	3,058,386	2,986,800
Total liabilities and stockholders' equity	$10,169,447	$10,639,466

	As of
	March 31, 2015	December 31, 2014
Liquidity ($ in 000's):
Cash and cash equivalents	$476,295	$741,186
Short-term investments	421,128	405,169
Long-term investments	131,597	126,820
Total cash, cash equivalents and investments	1,029,020	1,273,175
Unused revolving credit and A/R securitization facilities (2)	821,900	881,800
Total liquidity	$1,850,920	$2,154,975

(1) Reflects the adoption of ASU 2015-03 which requires debt issuance costs to be presented with the associated debt liability.
(2) The revolving credit facility under our credit agreement is subject to a minimum liquidity requirement of $300 million.

This information is intended to be reviewed in conjunction with the company's filings with the U.S. Securities and Exchange Commission.

Alpha Natural Resources, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(In Thousands)
(Unaudited)

	Three Months Ended March 31,
	2015	2014

Operating activities:
Net income (loss)	$68,211	$(55,698)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation, depletion, accretion and amortization	192,918	228,630
Amortization of acquired intangibles, net	12,445	9,279
Mark-to-market adjustments for derivatives	1,847	(760)
Stock-based compensation	(409)	5,371
Asset impairment and restructuring	4,120	9,499
Employee benefit plans, net	15,559	14,353
(Gain) loss on early extinguishment of debt	(364,153)	1,804
Gain on sale of equity method investment	—	(250,331)
Deferred income taxes	4,386	45,738
Other, net	568	9,865
Changes in operating assets and liabilities:
Trade accounts receivable, net	64,749	(81,243)
Inventories, net	(6,653)	943
Prepaid expenses and other current assets	(11,140)	(30,138)
Other non-current assets	6,885	8,614
Trade accounts payable	(6,739)	32,044
Accrued expenses and other current liabilities	(15,816)	23,077
Pension and postretirement medical benefit obligations	(9,409)	(8,714)
Asset retirement obligations	(9,279)	(11,506)
Other non-current liabilities	(7,874)	(4,788)
Net cash used in operating activities	(59,784)	(53,961)

Investing activities:
Capital expenditures	(29,619)	(39,718)
Purchases of investments	(210,281)	(153,648)
Sales of investments	193,717	95,164
Proceeds from exchange of equity method investment, net	—	96,732
Other, net	326	1,511
Net cash (used in) provided by investing activities	(45,857)	41

Financing activities:
Proceeds from borrowings on long-term debt	186,983	—
Principal repayments of long-term debt	(333,489)	(27,145)
Principal repayments of capital lease obligations	(5,373)	(4,264)
Debt issuance and modification costs	(6,815)	—
Common stock repurchases	(397)	(1,043)
Other	(159)	(159)
Net cash used in financing activities	(159,250)	(32,611)

Net decrease in cash and cash equivalents	$(264,891)	$(86,531)
Cash and cash equivalents at beginning of period	$741,186	$619,644
Cash and cash equivalents at end of period	$476,295	$533,113

This information is intended to be reviewed in conjunction with the company's filings with the U. S. Securities and Exchange Commission.

Alpha Natural Resources, Inc. and Subsidiaries
Reconciliation of Net Income (Loss) to Adjusted EBITDA
(In Thousands)
(Unaudited)

	Three Months Ended
	March 31, 2015	December 31, 2014	March 31, 2014

Net income (loss) (1)	$68,211	$(121,661)	$(55,698)
Interest expense	76,706	76,804	64,962
Interest income	(660)	(535)	(616)
Income tax expense (benefit)	4,989	(48,393)	46,558
Depreciation, depletion and amortization	158,431	188,514	200,295
Amortization of acquired intangibles, net	12,445	11,297	9,279
Impact of asset retirement obligation correction	—	(33,000)	—
Asset impairment and restructuring	4,120	1,239	9,499
Change in fair value and settlement of derivative instruments	(4,270)	19,618	6,537
Merger related expense	10,569	7,639	6,498
Employee benefit related expense	—	1,050	—
(Gain) loss on early extinguishment of debt	(364,153)	—	1,804
Adjusted EBITDA	$(33,612)	$102,572	$289,118

(1) For the three months ended March 31, 2014, net loss includes a gain of $250.3 million from the sale of the Alpha Shale joint venture to Rice Energy.

This information is intended to be reviewed in conjunction with the company's filings with the U.S. Securities and Exchange Commission.

Alpha Natural Resources, Inc. and Subsidiaries
Reconciliation of Net Income (Loss) to Adjusted Net Income (Loss)
(In Thousands Except Shares and Per Share Data)
(Unaudited)

	Three Months Ended
	March 31, 2015	December 31, 2014	March 31, 2014

Net income (loss) (1)	$68,211	$(121,661)	$(55,698)
Impact of asset retirement obligation correction	—	(49,666)	—
Asset impairment and restructuring	4,120	1,239	9,499
Change in fair value and settlement of derivative instruments	(4,270)	19,618	6,537
Merger related expense	10,569	7,639	6,498
Employee benefit related expense	—	1,050	—
(Gain) loss on early extinguishment of debt	(364,153)	—	1,804
Amortization of acquired intangibles, net	12,445	11,297	9,279
Estimated income tax effect of above adjustments (2)	126,439	3,467	(12,547)
Discrete tax (benefit) charge from valuation allowance adjustment	(29,060)	15,388	50,118
Adjusted net income (loss)	$(175,699)	$(111,629)	$15,490

Weighted average shares--diluted	223,855,324	221,574,489	224,748,934

Adjusted diluted income (loss) per common share	$(0.79)	$(0.50)	$0.07

(1) For the three months ended March 31, 2014, net loss includes a gain of $250.3 million from the sale of the Alpha Shale joint venture to Rice Energy.
(2) The income tax effects of the adjusting items within the reconciliation were calculated using the estimated income tax rates that are expected to apply to those adjustments based on the Company’s expected future income tax filings.

This information is intended to be reviewed in conjunction with the company's filings with the U.S. Securities and Exchange Commission.